As filed with the Securities and Exchange Commission on December 19, 2008

Registration Statement No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOUTHERN COMMUNITY FINANCIAL CORPORATION
(Exact name of registrants as specified in its charter)

North Carolina	56-2270620
(State or other jurisdiction of	(I.R.S. Employer ID No.)
incorporation or organization)

4605 Country Club Road
Winston-Salem, North Carolina 27104
(336) 768-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

F. Scott Bauer
Chairman and Chief Executive Officer
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104
(336) 768-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service of registrant)

Copy to:
Ronald D. Raxter, Esq.
Kevin A. Prakke, Esq.
Williams Mullen, P.C.
3200 Beechleaf Court, Suite 500, Raleigh, North Carolina 27604-1064
(919) 981-4304, Fax: (919) 981-4300

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)
Warrant to Purchase Common Stock, no par value per share, and underlying shares of Common Stock(1)	1,623,418	(1)	$3.95	(2)	$6,412,501.10	(2)	$252.01

(1)  There are being registered hereunder (a) a warrant for the purchase of 1,623,418 shares of common stock with an initial per share exercise price of $3.95 per share, (b) the 1,623,418 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(2)  Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $3.95.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2008

Prospectus

Warrant to Purchase 1,623,418 Shares of Common Stock
1,623,418 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of a warrant to purchase 1,623,418 shares of common stock and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The warrant along with a new series of preferred stock, our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or Series A Preferred Stock, was originally issued by us pursuant to a Letter Agreement dated December 5, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the Treasury or the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The warrant is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the warrant on any exchange. Our common stock is traded on the Nasdaq Global Select Market under the symbol “SCMF.”   Southern Community Capital Trust II, a consolidated subsidiary of Southern Community Financial Corporation, has a separate series of preferred securities listed on the Nasdaq Global Select Market under the trading symbol “SCMFO.”

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” beginning on page 2 of this prospectus and in the documents we file with the SEC that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is          , 2008.

Table of Contents

About This Prospectus

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “Southern Community” and the “Company” to refer to Southern Community Financial Corporation and its subsidiaries. The term “bank” refers to our principal operating subsidiary, Southern Community Bank and Trust (unless the context indicates another meaning).

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the North Carolina market. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

Where You Can Find More Information

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available on our web site at http://www.smallenoughtocare.com, and at the office of the Nasdaq Global Select Market. Except for those SEC filings, none of the other information on our web site is part of this prospectus. For further information on obtaining copies of our public filings at the Nasdaq Global Select Market, you should call (212) 656-5060 or visit the Nasdaq Global Select Market website at http://www.nasdaq.com. Our commission file number is 000-33227.

Documents Incorporated by Reference

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

Some information contained in this prospectus updates and supersedes the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below (except Items 2.02 and 7.01 of any Current Report on Form 8-K listed below, unless otherwise indicated in the Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 14, 2008.

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008, filed on May 9, August 8, and November 7, 2008, respectively.

•	our Current Reports on Form 8-K filed with the SEC since December 31, 2007;

•	our Definitive Proxy on Schedule 14A filed on April 18, 2008; and

•	the description of our common stock contained in our Registration Statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered by this prospectus are sold; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K (unless otherwise indicated). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later which is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Mr. James Hastings
Chief Financial Officer
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, NC 27104
(336) 768-8500

These incorporated documents may also be available on our web site at www.smallenoughtocare.com. Except for incorporated documents, information contained on our web site is not a prospectus and does not constitute part of this prospectus.

Note of Caution Regarding Forward-Looking Statements

We make certain forward-looking statements in this prospectus, any prospectus supplement, and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, or the documents incorporated by reference. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulations; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statement, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

Prospectus Summary

This summary highlights selected information about Southern Community and a general description of the securities that may be offered for resale by the selling securityholders. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities offered by the selling securityholders, you should read carefully this entire prospectus, including the “Risk Factors” section, any applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities That May Be Offered

The selling securityholders may use this prospectus to offer for resale the warrant or the shares of common stock issuable upon the exercise of the warrant in one or more offerings. At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.  In that case, the prospectus supplement may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

The selling securityholders, as well as any agents acting on their behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities.

Warrant

The selling securityholders may sell all or a portion of the warrant to purchase 1,623,418 shares of our common stock.  The warrant has an initial exercise price of $3.95 per share.  If required, a prospectus supplement will describe the price at which the selling securityholder is offering the warrant or warrants and the number of shares of common stock underlying the warrant or warrants offered.

Common Stock

Upon the exercise of all or a portion of the warrant, the selling securityholders may sell the shares of our common stock issued upon such exercise. If required, a prospectus supplement will describe the aggregate number of shares offered and the offering price or prices of the shares.

Risk Factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Southern Community Financial Corporation

Southern Community Financial Corporation is the holding company for Southern Community Bank and Trust, a community bank with twenty-two banking offices operating in nine counties throughout North Carolina. The Bank commenced operations on November 18, 1996 and effective October 1, 2001 became a wholly-owned subsidiary of the newly formed holding company. Our banking offices are located in the Piedmont Triad area (including Winston-Salem (our headquarters), Greensboro, High Point and surrounding areas), Mooresville (the Charlotte area), Raleigh and Asheville.

At December 31, 2007, the Company had total assets of $1.6 billion, net loans of $1.2 billion, deposits of $1.0 billion and shareholders’ equity of $142.3 million. The Company had net income of $7.6 million, $4.2 million and $7.7 million and diluted earnings per share of $0.43, $0.24 and $0.42 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company has been, and intends to remain, a community-focused financial institution offering a full range of financial services to individuals, businesses and nonprofit organizations in the communities we serve. Our banking services include checking and savings accounts; commercial, installment, mortgage and personal loans; trust and investment services; safe deposit boxes and other associated services to satisfy the needs of our customers.

In our twelve years of existence the Company has:

•	Established a reputation for superior service to our customers and the communities in which we operate;

•	Developed a full service financial institution operating in four of the fastest growing markets in North Carolina;

•	Advanced into third position in deposit market share in our home base of Forsyth County and fifth position in the Piedmont Triad;

•
Maintained a strong credit culture. As of December 31, 2007, our nonperforming assets totaled $2.8 million or 0.18% of total assets and our allowance for loan losses amounted to $14.3 million or 1.20% of total loans and 695% of nonperforming loans;

•	Acquired The Community Bank, Pilot Mountain, North Carolina, in January 2004, raising our assets at that time to over $1.0 billion and increasing the number of banking offices.

The website for the Bank is www.smallenoughtocare.com. Our periodic reports on Forms 10-Q and 10-K are available on our website under “Investor Relations.” The Company is registered as a financial holding company with the Federal Reserve System. The Bank is organized under the laws of North Carolina. The Federal Deposit Insurance Corporation insures the Bank’s deposits up to applicable limits. The address of our principal executive office is 4605 Country Club Road, Winston-Salem, North Carolina 27104 and our telephone number is (336) 768-8500. Our common stock and one of our trust preferred security issues are traded on the NASDAQ Global Select Market System under the symbols “SCMF” and “SCMFO,” respectively.

Our Market Area

The Company’s primary market areas are the Piedmont Triad area of North Carolina, Mooresville (the Charlotte area), Asheville (Western Mountains of North Carolina) and Raleigh (Research Triangle region in the eastern Piedmont of North Carolina). The Piedmont Triad is a twelve county region located in north central North Carolina and is named for the three largest cities in the region, Winston-Salem (where our headquarters is located), Greensboro and High Point.  The region has one-sixth of the state’s population and one-fifth of its labor force. The NC State Data Center estimated that the Triad’s population at the end of 2006 was in excess of 1.6 million.

Winston-Salem is the largest city in Forsyth County and the fifth largest city in North Carolina according to the US Census Bureau in 2002.  Greensboro is the largest city in Guilford County and the third largest city in North Carolina, while High Point is the second largest city in Guilford County and the eighth largest city in North Carolina. In 2006, the US Census Bureau estimated the population of Forsyth County to exceed 332 thousand and Guilford County to exceed 451 thousand. The populations of Forsyth County and Guilford County are projected to grow to 427 thousand and 589 thousand by 2030.

The Piedmont Triad is the economic hub of northwest North Carolina. In 2006, the US Department of Housing and Urban Development estimated that the 2005 median family income ranged from a low of $45,200 in the Mt. Airy micropolitan area to a high of $58,200 in the Winston-Salem metropolitan area. The Piedmont Triad has a very balanced and diversified economy and a work force that exceeded 816 thousand in 2006, according to the NC Employment Security Commission. Approximately 99% of the work force is employed in nonagricultural wage and salary positions. According to the NC Employment Security Commission, the major employment sectors in 2006 were services (36%), manufacturing (18%), trade (11%), government (12%), financial (7%) and construction (6%). During 2007, the unemployment rate in the Piedmont Triad varied from month to month but remained unchanged for the year at 4.7%.

The Raleigh-Cary metropolitan statistical area is the fastest growing MSA in North Carolina, with a 2006 population, estimated by the US Census Bureau, of over 786 thousand. The Wake County population is projected to more than double from the 2000 Census level of 628 thousand to 1.37 million by 2030. The US Census Bureau also estimated the area’s 2004 median household income to be over $57,800 and 2005 non-farm labor force to be over 355 thousand, which is in excess of 10% of the state’s total non-farm labor force. According to the NC Employment Security Commission, the area’s unemployment rate in 2007 was 3.6%.

The Charlotte metropolitan statistical area is the second fastest growing MSA in North Carolina. The Mecklenburg County population is projected to grow from the 2000 Census level of 695 thousand to 1.3 million by 2030. Mooresville is located in the Lake Norman area, north of Charlotte.

Asheville is the largest city in Western North Carolina and, according to the US Census Bureau, its metropolitan statistical area had a 2005 estimated population of almost 393 thousand. In 2006, SRC, Inc. estimated the median family income in the area to be $40,700. The Western North Carolina region has a balanced and diversified economy. According to the US Bureau of Labor Statistics, the major employment sectors in 2007 were education and health services (16.9%), government (15.1%), retail (13.1%), leisure and hospitality (12.4%), manufacturing (11.9%), services (9.4%) and construction (6.5%).

The Bank serves our market area through twenty-two full service banking offices. We have directed our television and radio advertising to this market area for several years, providing the Bank name recognition in the Piedmont Triad area. The Bank’s customers may access various banking services through over one hundred ATMs owned or leased by the Bank, through debit cards, and through the Bank’s automated telephone and Internet electronic banking products. These products allow the Bank’s customers to apply for loans, access account information and conduct various transactions from their telephones and computers.

Business Strategy

The Company’s primary objective is to become a vital, long-term player in our markets with a reputation for quality customer service provided by a financially sound organization. Our business strategy is to operate as a well capitalized institution that is strong in asset quality, profitable, independent, customer-oriented and connected to our community.

A commitment to customer service is at the foundation of our approach. Our commitment is to put our customers first and we believe it differentiates us from our competitors. Making good quality, profitable loans, which result in a long-standing relationship with our borrowers, will continue to be a cornerstone of our strategy. We intend to leverage the core relationships we build by providing a variety of services to our customers. With that focus, we target:

•	Small and medium sized businesses, and the owners and managers of these entities;

•	Professional and middle managers of locally based companies;

•	Residential real estate developers; and

•	Individual consumers.

We intend to grow our franchise through new and existing relationships developed by our employees and by expanding primarily to contiguous areas through branching and acquisitions which make strategic and economic sense.

We have also diversified our revenue in order to generate non-interest income. These efforts include expansion of mortgage banking, wealth management and investment in Small Business Investment Company (SBIC) activities through Salem Halifax Capital Partners. Southern Community Advisors, our wealth management group, offers investment advisory, brokerage, trust and insurance services. For more information on the Company’s SBIC activities, see the “Subsidiaries” section below. For the year ended December 31, 2007 our non-interest income, excluding securities gains and losses, represented 20.6% of our total revenue. We believe that the profitability of these added businesses and services, not just the revenue generated, is critical to our long term success.

Key aspects of our strategy and mission include:

•	To provide community-oriented banking services by delivering a broad range of financial services to our customers through responsive service and communication;

•	To form a partnership with our customers whereby our decision making and product offerings are geared toward their best long-term interests;

•	To be recognized in our community as a long-term player with employees, stockholders and board members committed to that effort; and;

•	To be progressive in our adoption of new technology so that we can provide our customers access to products and services that meet their needs for convenience and efficiency.

Our belief is that our way of doing business will build a profitable corporation and shareholder value. We want to consistently reward our shareholders for their investment and trust in us.

Subsidiaries

In addition to those financial services offered by the Bank, the Company has a subsidiary, Southern Community Capital Trust II (“Trust II”), to issue trust preferred securities. The Bank has an interest in an unconsolidated subsidiary (VCS Management LLC) to house its investment in its SBIC activities. Each subsidiary is described below.

In November 2003, Southern Community Capital Trust II publicly issued 3,450,000 shares of Trust Preferred Securities (“Trust II Securities”), generating gross total proceeds of $34.5 million. The Trust II Securities pay distributions at an annual rate of 7.95% and mature on December 31, 2033. The Trust II Securities began paying quarterly distributions on December 31, 2003. The Company has fully and unconditionally guaranteed the obligations of Trust II. The Trust II Securities are redeemable in whole or in part at any time after December 31, 2008. The proceeds from the Trust II Securities were utilized to purchase junior subordinated debentures from the Bank under the same terms and conditions as the Trust II Securities. We have the right to defer payment of interest on the debentures at any time and from time to time for a period not exceeding five years, provided that no deferral period extends beyond the stated maturities of the debentures. Such deferral of interest payments by the Company will result in a deferral of distribution payments on the related Trust II Securities. Should we defer the payment of interest on the debentures, the Company will be precluded from the payment of cash dividends to shareholders. The principal uses of the net proceeds from the sale of the debentures were to provide cash for the acquisition of The Community Bank, to increase our regulatory capital and to support the growth and operations of our subsidiary bank. The amount of proceeds qualifying for Tier 1 capital cannot comprise more than 25% of our core capital elements. Amounts in excess of that 25% limitation count as Tier 2 supplementary capital for regulatory capital purposes. At present, the entire proceeds from the Trust II Securities qualify as Tier 1 capital of the Company for regulatory capital purposes.

VCS Management, LLC was formed in March 2000 as the managing general partner of what is now known as Salem Capital Partners, L.P. (“SCP I”), a small business investment company (SBIC) licensed by the Small Business Administration. The Bank has invested $1.7 million in the partnership, which has a total of $9.2 million of invested capital from various private investors including the Bank. The partnership can also borrow funds on a non-recourse basis from the Small Business Administration to increase its capital available for investment. The partnership makes investments generally in the form of subordinated debt and earns revenue through interest received on its investments and potentially through gains realized from warrants that it receives in conjunction with its debt investments. The Bank shares in any earnings of the partnership through its investment in the partnership. During 2006, Salem Capital Partners II, L.P. (“SCP II”) was formed and licensed by the Small Business Administration, with a purpose and operations similar to SCP I. As of November 30, 2008, SCP II has received approximately 60% of its $33 million in capital commitments from various private investors, including $1.2 million of the $2 million committed by the Bank. In connection with the formation of SCP II, a new entity, SCP Advisor LLC, was formed to manage SCP I and II. As of December 31, 2007, the Bank owned 49% of SCP Advisor LLC.  Upon the restructuring of SCP II, its managing partner (Salem Halifax Capital Partners) and SCP Advisor LLC, effective May 1, 2008, the Bank’s ownership in SCP Advisor LLC decreased to 15%.  For the year ended December 31, 2007, the Company earned $2.1 million, or 3.8% of total revenue, from its SBIC activities, including income from the investments in SCP I and II and SBIC management fees.

Competition

The activities in which the Bank engages are highly competitive. Commercial banking in North Carolina is extremely competitive due to the early adoption of state laws which permit statewide branching. Consequently, many commercial banks have branches located in several communities. One of the largest regional commercial banks in North Carolina, a new community bank and one savings institution also have their headquarters in Winston-Salem. Currently, we operate branches in Buncombe, Forsyth, Guilford, Iredell, Rockingham, Stokes, Surry, Wake and Yadkin Counties, North Carolina. In June 2007, there were 695 branches operated by forty-seven banks and thirteen savings institutions in these nine counties with approximately $44.9 billion in deposits. On that date, deposits of the Bank were $1.0 billion for a 2.25% market share. The top three deposit market share leaders in this market area account for 63% of deposits. Many of these competing banks have capital resources and legal lending limits substantially in excess of those available to the Bank. Therefore, in our market area, the Bank has significant competition for deposits and loans from other depository institutions.

Other financial institutions such as credit unions, consumer finance companies, insurance companies, brokerage companies, small loan companies and other financial institutions with varying degrees of regulatory restrictions compete vigorously for a share of the financial services market. Credit unions have been permitted to expand their membership criteria and expand their loan services to include such traditional bank services as commercial lending. These entities pose an ever increasing challenge to our efforts to serve the markets traditionally served by banks. We expect competition to continue to be significant.

Use of Proceeds

We will not receive any proceeds from any sale of the securities by the selling securityholders.

Ratio of Earnings to Fixed Charges and Preferred Dividends

No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods.  Consequently, the ratio of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods presented below.

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2008	Years Ended December 31,
		2007	2006	2005	2004	2003

Ratio of earnings to fixed charges:
Including deposit interest	1.16x	1.21x	1.13x	1.38x	1.62x	1.36x
Excluding deposit interest	1.54x	1.68x	1.53x	2.18x	2.93x	2.10x

We have computed the ratio of earnings to fixed charges set forth above by dividing earnings from continuing operations by fixed charges. For the purpose of determining the ratios, earnings include pre-tax income from continuing operations, extraordinary charges and changes in accounting principles plus fixed charges (excluding capitalized interest). Fixed charges consist of the sum of interest on all indebtedness (including capitalized interest), interest expense on deposits, as applicable, and interest within rental expense, which is estimated to be one-third of rental expense (a common practice within the banking industry).

Regulatory Considerations

We are extensively regulated under both federal and state law. We are a bank holding company, regulated under the Bank Holding Company Act of 1956, that has elected to be treated as a financial holding company. As such, the Federal Reserve Board regulates, supervises and examines us. Our banking subsidiary has deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiary within certain limits, the state banking regulator in North Carolina and the Federal Reserve Board, which regulate us and our bank subsidiaries, and the SEC.

Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like our bank subsidiary, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. We also have other subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they do business.

Description of Capital Stock

As of the date of this prospectus, our capital structure consists of 30,000,000 authorized shares of common stock, no par value, and 1,000,000 authorized shares of preferred stock, no par value. As of December 5, 2008, 16,770,175 shares of our common stock were issued and outstanding, and 42,750 shares of our Series A Preferred Stock were issued and outstanding.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SCMF.” All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.

Description of Warrant to Purchase Common Stock

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 1,623,418 shares of our common stock. If we complete one or more qualified equity offerings (as described below) on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $42.75 million, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock that was also sold to the Treasury pursuant to the December 5, 2008 Letter Agreement, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 811,709 shares.  Pursuant to the Letter Agreement, a “qualified equity offering” is a sale and issuance for cash by us, to persons other than Southern Community or its subsidiaries after December 5, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Southern Community at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.  The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $3.95 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 5, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by Southern Community of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant on the Nasdaq Global Select Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been properly exercised.

Transferability

The initial selling securityholder may not transfer any portion of the warrant with respect to more than 811,709 shares of common stock until the earlier of: (i) the date on which Southern Community has received aggregate gross proceeds from a qualified equity offering of at least $42.75 million; and (ii) December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 5, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted issuances described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable will increase and the exercise price will be adjusted downward accordingly. We will not be required to make this anti-dilution adjustment for the following permitted issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 5, 2008, however, we are not aware of any securities that we have issued with preemptive rights.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted downward to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock the number of shares issuable upon exercise of the warrant will increase and the exercise price will be adjusted downward accordingly.

Business Combinations. In the event of a merger, consolidation or similar transaction involving Southern Community that requires shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

Description of Common Stock

General

The following description summarizes the material provisions of our common stock. This description is not complete, and is qualified in its entirety by reference to the provisions of our articles of incorporation, as amended, and our bylaws, as amended, as well as the North Carolina Business Corporation Act, or the NCBCA. Our articles and bylaws are, and any amendments to them will be, incorporated by reference in our SEC registration statement.

The transfer agent and registrar for our common stock is First-Citizens Bank & Trust Company, Raleigh, North Carolina.

Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock.

Dividends

Holders of shares of common stock will be entitled to receive such cash dividends as our Board of Directors may declare out of funds legally available therefor. However, the payment of dividends by us will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. In addition, the Federal Reserve Board generally prohibits holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the holding company’s capital needs, asset quality and overall financial condition. Notwithstanding the above, our ability to pay dividends to the holders of shares of our common stock will be principally dependent upon the amount of dividends our subsidiary, Southern Community Bank and Trust, is permitted to pay to us as its parent holding company. The ability of a North Carolina bank to pay dividends is restricted under applicable law and regulations. Under North Carolina banking law, dividends must be paid out of retained earnings and no cash dividends may be paid if payment of the dividend would cause the bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC. Holders of our Series A Preferred Stock do have, and any series of preferred stock that we may issue in the future may have, priority over the holders of our common stock with respect to dividends.

Voting Rights

Each share of our common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Holders of our common stock, together with holders of any other class or series of capital stock with voting rights, elect our board of directors and act on such other matters as are required to be presented to them under North Carolina law or our articles of incorporation or as otherwise presented to them by the board of directors. Our shareholders are not entitled to cumulate their votes for the election of directors. See “Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects” below regarding provisions that can affect the voting rights of our shareholders.

Liquidation Rights.

In the event of any liquidation, dissolution, or winding up of Southern Community, the holders of shares of Southern Community common stock will be entitled to receive, after payment of all debts and liabilities of Southern Community and after satisfaction of all liquidation preferences applicable to the preferred stock, all remaining assets of Southern Community available for distribution in cash or in kind. In the event of any liquidation, dissolution, or winding up of our subsidiary Southern Community Bank and Trust, we, as the holder of all shares of our subsidiary’s common stock, would be entitled to receive, after payment of all debts and liabilities of the subsidiary (including all deposits and accrued interest thereon), all remaining assets of the subsidiary available for distribution in cash or in kind.

No Preemptive Rights; Redemption and Assessment.

Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Securities Are Not Insured by the FDIC.

Investments in the common stock or any of our equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

General.  The following is a summary of the material provisions of Southern Community’s Articles of Incorporation and Bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by certain shareholders.

Issuance of Additional Shares.  Our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of Southern Community, and the board has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

Classification of the Board of Directors.  Currently, the Bylaws provide that our board of directors shall be divided into three classes, which shall be as nearly equal in number as possible. In such case, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. A director elected to fill a vacancy shall serve until the earlier of: (a) the remainder term of the present term of office of the class to which he or she was elected; or (b) the next annual meeting of shareholders held to elect directors. At the current time, there are 11 members of the board of directors, all of whom are serving staggered three-year terms. As a result, approximately one-third of the members of the Board of Directors of Southern Community are elected each year, and two annual meetings are required for our shareholders to change a majority of the members constituting the board of directors.

Removal of Directors, Filling Vacancies.  Our Bylaws provide that:

•	directors may remove one or more of the directors with or without cause upon a two-thirds vote of all directors; or

•	shareholders may remove one or more of the directors with or without cause, provided that,

-	a director may be removed by the shareholders only if the number of votes cast for the removal exceeds the number of votes cast against the removal; and

-	a director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Vacancies occurring in the board of directors may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

Amendment of Bylaws.  Subject to certain restrictions described below, either a majority of the board of directors or the shareholders may adopt, amend or repeal the Bylaws. A bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended or repealed by the board of directors. Generally, our shareholders may adopt, amend, or repeal the Bylaws in accordance with the NCBCA.

Annual Meetings of Shareholders.  Our Bylaws provide that annual meetings of shareholders may be called only by the board of directors or, if a substitute annual meeting is called, by the President, the Chairman of the board of directors, the Secretary or the board of directors.

North Carolina Control Share Acquisition Act.  Southern Community is subject to the North Carolina Control Share Acquisition Act which generally provides that shares of the common stock that are “control shares” will not have certain voting rights unless the remaining shareholders grant voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned by that person, would entitle that person (except for the application of the statute) to (i) one-fifth, (ii) one-third, or (iii) a majority, of all voting power in the election of the company’s directors. Voting rights may be restored to control shares, however, by the affirmative vote of the holders of a majority of the common stock (other than shares held by the owner of the control shares and officers and employee directors of Southern Community). If voting rights are restored to control shares which give the holder a majority of all voting power in the election of our directors, then the other shareholders may require us to redeem their shares at their fair value as of a date prior to the date on which the vote was taken which restored voting rights to the control shares.

North Carolina Shareholder Protection Act.  Southern Community is also subject to the North Carolina Shareholder Protection Act which generally requires that unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of the common stock (excluding shares owned by an “interested shareholder”) is required to approve certain business combinations with other entities that are the beneficial owners of more than 20% of the common stock or which are affiliates of Southern Community and previously had been 20% beneficial holders of the common stock.

Business Combination Factors.  Our Articles of Incorporation provide that the board of directors may consider the social and economic effects of any matter presented for their consideration on the communities in which we operate and may consider the business and financial condition of a proposed acquiror, its management’s experience and integrity, and the prospects of successful conclusion of the transaction when evaluating any business combination.

Plan of Distribution

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the warrant on any securities exchange or for inclusion of the warrant in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

Selling Securityholders

On December 5, 2008, we issued the securities covered by this prospectus, together with the Series A Preferred Stock, to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the covered securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	a warrant to purchase 1,623,418 shares of our common stock, representing beneficial ownership of approximately 8.83% of our common stock as of December 5, 2008; and

•	1,623,418 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 8.83% of our common stock as of December 5, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

Validity of Securities

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by Williams Mullen, P.C., Raleigh, North Carolina, our counsel, and for any underwriters and agents by counsel selected by such underwriters or agents.

Experts

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Dixon Hughes, PLLC, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon the authority of said firm as experts in accounting and auditing.

Part II

Information Not Required In Prospectus

Item 14.  Other Expenses of Issuance and Distribution

SEC Registration Fee	$252.01
Printing Costs	*
Transfer and Disbursing Agent Fees	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Miscellaneous Expenses	*

Total	*

* To be filed by amendment or in a current report on Form 8-K.

Item 15.  Indemnification of Directors and Officers

The North Carolina Business Corporation Act permits, and in some cases requires, corporations to indemnify officers, directors, agents and employees who have been, or are threatened to be, made a party to litigation. The indemnification applies to judgments, fines, settlements and reasonable expenses under certain circumstances. Under the North Carolina Business Corporation Act, reasonable expenses incurred by a director or officer may be paid or reimbursed by us before a final conclusion of the proceeding, after we receive certain assurances from the director or officer. Specifically, the director or officer must provide to us a written statement of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification. The other assurance we must receive is a written undertaking, by or on behalf of the director or officer, to repay the amount reimbursed if it is ultimately determined that the director or officer is not entitled to indemnification by us. If a director or officer is wholly successful in defending the proceeding in which he or she is a party, the North Carolina Business Corporation Act requires us to indemnify him or her against reasonable expenses incurred in connection with the proceeding if he or she is named as a defendant as a result of being one of our directors or officers. Our Articles of Incorporation provide that we shall indemnify our directors and executive officers to the fullest extent permitted by North Carolina Business Corporation Act.

As permitted by the North Carolina Business Corporation Act, Article VII of Southern Community Financial Corporation’s Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Southern Community Financial Corporation or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Southern Community Financial Corporation, (ii) any liability under Section 55-8-33 of the North Carolina Business Corporation Act, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Southern Community Financial Corporation).

The North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. We have purchased director and officer liability insurance that insures our directors and officers against liabilities in connection with the performance of their duties.

Southern Community Financial Corporation has purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify Southern Community Financial Corporation and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

Item 16.  Exhibits

Exhibit No.	Description

3.1	Articles of Amendment of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2008 and incorporated herein by reference)
4.1
Warrant, dated December 5, 2008, to purchase shares of Common Stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on December 11, 2008 and incorporated herein by reference)

5.1	Opinion of Williams Mullen
10.1
Letter Agreement, dated as of December 5, 2008, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2008 and incorporated herein by reference)

12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Dixon Hughes, PLLC
23.2	Consent of Williams Mullen (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page hereto)

Item 17. Undertakings

a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, North Carolina on this 19th day of December 2008.

Southern Community Financial Corporation

By:	/s/ F. Scott Bauer
F. Scott Bauer
Chairman and Chief Executive Officer

Power Of Attorney

Each individual whose signature appears below hereby designates and appoints F. Scott Bauer and James Hastings, and each of them, either one of whom may act without joinder of the other, as his true and lawful attorney-in-fact and agent (the “Attorneys-in-Fact”) with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, which amendments may make such changes in this registration statement as either Attorney-in-Fact deems appropriate, and requests to accelerate the effectiveness of this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ F. Scott Bauer	Chairman of the Board and Chief Executive Officer	December 19, 2008
F. Scott Bauer

/s/ James Hastings	Executive Vice President and Chief Financial Officer	December 19, 2008
James Hastings	(principal financial and accounting officer)

/s/ Edward T. Brown	Director	December 19, 2008
Edward T. Brown

SIGNATURE	TITLE	DATE

/s/ James G. Chrysson	Director	December 19, 2008
James G. Chrysson

/s/ James O. Frye	Director	December 19, 2008
James O. Frye

/s/ Matthew G. Gallins	Director	December 19, 2008
Matthew G. Gallins

	Director	December 19, 2008
Beverly H. Godfrey

/s/ Lynn L. Lane	Director	December 19, 2008
Lynn L. Lane

/s/ H. Lee Merritt, Jr.	Director	December 19, 2008
H. Lee Merritt, Jr.

/s/ W. Samuel Smoak	Director	December 19, 2008
W. Samuel Smoak

/s/ Stephen L. Robertson	Director	December 19, 2008
Stephen L. Robertson

/s/ William G. Ward, Sr., M.D.	Director	December 19, 2008
William G. Ward, Sr., M.D.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2008 and incorporated herein by reference)
4.1
Warrant, dated December 5, 2008, to purchase shares of Common Stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on December 11, 2008 and incorporated herein by reference)

5.1	Opinion of Williams Mullen
10.1
Letter Agreement, dated as of December 5, 2008, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2008 and incorporated herein by reference)

12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Dixon Hughes, PLLC
23.2	Consent of Williams Mullen (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page hereto)